Exhibit 10.37



                                    AGREEMENT

          This Agreement is dated as of ____________, 1995, by and among Cinema Herricks, Inc., a New York corporation (the "GG Group"), Clearview Cinema Group, Inc., a Delaware corporation ("CCG") and CCC Herricks Cinema Corp., a Delaware corporation ("HCC" together with CCG the "Clearview Group").

          The GG Group desires to grant and the Clearview Group desires to receive an option to purchase certain of the GG Group's assets, upon the terms and subject to the conditions set forth below.

          The GG Group and the Clearview Group further desire that the Clearview Group shall manage the Theater on behalf of the GG Group (as defined in Section 4.7) upon the terms and subject to the conditions set forth below.

          In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the GG Group, and the Clearview Group, each intending to be legally bound hereby, agree as set forth below.


                                   ARTICLE I.
                              MANAGEMENT OF THEATER

     1.01 Term. From and after the Effective Date of this Agreement until the earlier of the Closing or Termination of this Agreement in accordance with
Article X, HCC shall manage the Herricks Theater upon the terms and subject to the conditions set forth in this Agreement. The Effective Date of this Agreement shall be September 8, 1995.

     1.02   Retention Fee.

            (a) Retention Fees. Until the earlier of the Closing or Termination of this Agreement the GG Group for each Contract Year shall receive an amount (each a "Retention Fee" and collectively the "Retention Fees"), equal to the sum of (i) $30,000 and (ii) ten percent of the Average Excess Revenue, if any, as of the end of that Contract Year.

            (b)  Time of Payment; Adjustments.  The Retention
Fee for each Contract Year shall be made in thirteen installments



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comprising (i) twelve equal monthly installments based on the Estimated
Retention Fee for that Contract Year, payable on the last day of each month during the Contract Year, and (ii) a final installment consisting of the amount, if any, by which the Retention Fee exceeded the Estimated Retention Fee for that Contract Year, payable within thirty days after the close of the Contract Year. If the Estimated Retention Fee paid on account of a particular Contract Year exceeds the actual Retention Fee for that Contract Year, the Clearview Group (i) shall be entitled to deduct such excess (the "Refundable Amount") from (A) the Retention Fee for the succeeding Contract Year, deducting the full Refundable Amount from the initial installment and continuing to deduct the remaining portion of the Refundable Amount from each successive installment until the Refundable Amount has been satisfied in full or (B) if the Clearview Group shall have exercised the Option, as a set-off against the Purchase Price, or (ii) in the case of the Fifth Contract Year if the Clearview Group shall not have exercised the Option, shall be entitled to a cash refund of such excess within thirty days following the end of the Fifth Contract Year.

            (c)  Definitions.

                 (i) The "Average Excess Revenue" at the end of a particular Contract Year shall be equal to two hundred percent of (i) the amount by which the Gross Revenue for all Contract Years preceding such Closing Date exceeds (A) $460,000 multiplied by (B) the number of such Contract Years divided by (ii) the number of such Contract Years; provided, however, that in the event that additional screens are added to the Theater in accordance with Section 1.7, for any Contract Year in which the obligation to repay Borrowed Funds (as defined in Section 1.7) remains outstanding, only 75% of the Gross Revenue for the Theater shall be included in the revenue used in calculating the Average Excess Revenue for such time as the Borrowed Funds shall remain outstanding. By way of example and not limitation, if in a particular Contract Year the obligation remained outstanding for five months of the Contract Year to repay Borrowed Funds in connection with the addition of screens at the Herricks Theaters the Gross Revenue for that Contract Year shall equal the sum of (A) 75% of the Gross Revenues for the Herricks Theater for the five months during which the Borrowed Funds remained outstanding plus (B) 100% of the Gross Revenue for the Herricks Theater for the seven months during which the Borrowed Funds were not outstanding.

                 (ii) The "Estimated Retention Fee" shall be (i) $30,000 for the First Contract Year, (ii) for the Second Contract Year, an amount equal to the Retention Fee for the First Contract Year, (iii) for the Third Contract Year, an amount equal to the


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Retention Fee for the Second Contract Year, (iv) for the Fourth Contract Year,
an amount equal to the Retention Fee for the Third Contract Year, and (v) for the Fifth Contract Year, an amount equal to the Retention Fee for the Fourth Contract Year.

                 (iii) The "Gross Revenue" for a particular Contract Year for the Theater shall be the sum of all income of any kind derived from the operation of the Theater, including without limitation from rentals, ticket sales, concessions and all other sources minus any sales taxes paid thereon; provided, however, that should any Theater be closed for renovation or additions, the Gross Revenue for that Theater shall include on account of the period during which the Theater was closed (the "Closed Period") an amount equal to the average daily Gross Revenue for that Theater calculated over the twelve months prior to the Closed Period multiplied by the number of days in the Closed Period.

            (d) Nature of Retention Fees. The Retention Fees shall be non-refundable. If the Clearview Group exercises the Option, Option Payment shall be credited toward the Purchase Price as defined in Section 2.5.

     1.03 Duties. With respect to the HCC Theater, HCC shall and CCG shall cause HCC to:

            (a) operate and manage all aspects of the business of the Theater, including but not limited to personnel, programming, finance, accounting, maintenance, sales, administration, both with respect to day-to-day operations and with respect to strategic planning, in its complete and sole discretion, subject only to the following limitations:

                 (i) HCC shall maintain the present film release policy of current premium first-run releases in the Long Island, New York Market;

                 (ii) all employment and termination decisions as to theater managers, relief managers, and supervisors shall be made by a two-person committee that shall include Carmi Djiji; and

                 (iii) HCC shall maintain the present admission price of $7.50 general admission and $4.50 for children under twelve and senior citizens, and shall not change that admission price unless the admission price charged by the major theater circuits in Long Island, New York, shall change, in which case HCC shall have the right, but not the obligation, to change the admission price charged by it in accordance with such change;


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            (b) be liable for all operating costs and expenses of the Theater incurred on or after the date of the Effective Date of this Agreement, including theater rents, additional rents, real-estate and other taxes (excluding income taxes), and insurance premiums, and will cause such costs and expenses to be paid directly to the GG Group, who shall pay same directly, no later than seven days after the date such cost or expense is due (due dates for obligations which are not evidenced by invoices shall be determined by industry standards); any obligations which become due and owing after the date of this Agreement but which comprise costs and expenses incurred and attributable before the date of this Agreement, such as rent, electricity, gas, water, sewer, telephone, property taxes, employee salary and benefits and similar items, shall be prorated between the Clearview Group and the GG Group as of the date of this Agreement;

            (c) fulfill all obligations of the GG Group under the Leases;

            (d) make or cause to be made all necessary ordinary repairs, renewals, and replacements of equipment and furnishings, and shall contract for any labor and materials that may be required in connection therewith, and purchase all supplies that are necessary for the proper operation of the Theater;

            (e) cause to be placed and carried insurance in the types and amounts (i) currently placed and carried by the GG Group, (ii) required by the Lease, or (iii) required by applicable law which shall name the GG Group as well as anyone else required or be named;

            (f) use its best efforts to maintain the current market share of the Theater, which efforts shall include but not be limited to taking such steps as are reasonable, in the Clearview Group's sole discretion, to seek legal correction of any prejudicial or discriminatory action on the part of exhibitors, film companies, film distributors, or film buyers; and

            (g) return the Theater with all Assets (or suitable replacements (the "Replacements")) in operating condition upon termination or expiration of this Agreement; provided, however, that all personal property other than the Replacements, if any, brought into the Theater by the Clearview Group shall remain property of the Clearview Group.

     1.04. Labor Negotiations. The GG Group shall participate jointly with the Clearview Group in the negotiation of any labor contract with IATSE, local number 640 representing the employees of the Clearview Group employed at the Theater.


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     1.05. Employees. The Clearview Group shall be permitted but not obligated to hire the current or former employees of the GG Group, subject to Section 1.3(a)(ii).

     1.06. Financial Statements/Inspection.

            (a) On or prior to the fifteenth day of each month, the Clearview Group shall provide the GG Group with statements, for the Theater, certified by CCG's President, setting forth for the previous month, the Gross Revenue for the Theater; the twelfth monthly statement shall provide cumulative information for the year then ended.

            (b) The Clearview Group shall allow the GG Group or its designated agent access to financial records concerning the Gross Revenues of the Theater during regular business hours upon reasonable notice.

            (c) The Clearview Group shall instruct the theater manager to transmit by facsimile to the GG Group the same revenue information that is transmitted by facsimile to the main office of the Clearview Group each night.

     1.07. Improvements. The Clearview Group may with the written consent of the GG Group renovate the Theater to increase the number of screens at the Theater from two to four and may, in connection with such renovation, borrow funds (the "Borrowed Funds") from a third party lender.

     1.08. Name of Theaters. Until the expiration or termination of this Agreement, the Clearview Group shall manage the Theater under the name "Clearview Cinemas" or variation of that name as requested by the Clearview Group on behalf of the GG Group. The GG Group acknowledges that it shall have no right to operate the Theaters under the name "Clearview Cinemas" or any variation of that name if this Agreement expires or is terminated.

     1.09. Remit Funds. After the Effective Date of this Agreement, the GG Group shall promptly transfer and deliver to the Clearview Group any cash or other property, if any, that the GG Group may receive relating to the operation of the Theaters subsequent to the Effective Date and the Clearview Group shall promptly transfer and deliver to the GG Group any cash or other property, if any, that the Clearview Group may receive relating to the operation of the Theaters prior to the Effective Date of this Agreement.

     1.10. Nature of Business. The GG Group acknowledges that the Clearview Group shall manage the Theater on behalf of the GG


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Group according to Clearview Group's business judgments, in its sole and absolute discretion and except as expressly limited in Section 1.3 shall have no duty to the GG Group in connection with the Clearview Group's management of Theaters except as specifically and expressly required in this Agreement. Neither the GG Group (except as specifically set forth in Article IV) nor the Clearview Group makes any representations, warranties or guarantees as to the level of revenues or profit to be generated by the Theaters under the Clearview Group's management.

     1.11. No Termination. The GG Group acknowledges that it shall have no right to terminate all or any part of this Agreement except on the terms set forth in Article X.

     1.12.  Miscellaneous.

            (a) the Clearview Group shall provide the GG Group with the following passes entitling the holder to free admission to the Theater at any time: three season passes for four people each, three season passes for two people each, and such courtesy passes as shall be requested by the GG Group, not to exceed seven per week; and

            (b) the Clearview Group shall honor currently outstanding season passes.

                                   ARTICLE II.
                                   THE OPTION

     2.01. Grant of Option. The GG Group hereby grants to the Clearview Group an exclusive option (the "Option") to purchase the Assets (as defined in Section 3.1) on the terms and subject to the conditions set forth in this Agreement to the extent owned by the GG Group only.

     2.02. Exercise of Option. The Clearview Group may exercise the Option by delivering to the GG Group a written notice (the "Option Notice") either (a) within the thirty-day period immediately following the end of each of the Second Contract Year, the Third Contract Year, the Fourth Contract Year, or the Fifth Contract Year or (b) within any Exercise Period (as defined in Section 9.2(b)). The "First Contract Year" shall be the period beginning on September 8, 1995 and ending on September 7, 1996; the "Second Contract Year" shall be the period beginning on September 8, 1996 and ending on September 7, 1997; the "Third Contract Year" shall be the period beginning on September 8, 1997 and ending on September 7, 1998; the "Fourth Contract Year" shall be the period beginning on September 8, 1998 and ending on September 7, 1999; the "Fifth Contract Year" shall be the period beginning on September 8, 1999 and ending on September 7, 2000;


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each such period may be referred to in this Agreement as a "Contract Year."

     2.03. Option Payment. In consideration of the Option granted by this Agreement, the Clearview Group shall pay to the GG Group the amounts and on the dates set forth on Schedule 2.3(a), the aggregate amount of $40,000.00 (the "Option Payment"), plus an additional aggregate amount of $1,600 (the "Interest Reimbursement") as reimbursement for interest.

                                  ARTICLE III.
                                 THE ACQUISITION

     The Provisions of this Article III shall be applicable only if the Clearview Group shall have exercised the Option as set forth in Article II.

     3.01. Sale and Purchase of Assets. At the Closing (as defined below), the GG Group shall sell and transfer to the Clearview Group, and the Clearview Group shall purchase from the GG Group the assets (collectively, the "Assets") set forth on Schedule 3.1.

     3.02. Assumption of Liabilities. At the Closing, HCC shall assume the Lease for the Herricks Theater; provided, however, that such assumption shall not release HI from any prior or subsequent liability under its Lease. Except as expressly provided in this Agreement, the Clearview Group does not and shall not assume or in any way undertake to pay, perform, satisfy or discharge any other liabilities or obligations of the GG Group (the "Retained Liabilities") and the GG Group will pay and satisfy when due all Retained Liabilities.

     3.03. Closing Date. The consummation of the purchase and sale of the Assets (the "Closing) shall take place at the New York offices of Kirkpatrick & Lockhart LLP, 1251 Avenue of the Americas, New York, New York (or at such other location in New York City as the Clearview Group shall designate) on a date (the "Closing Date") not fewer than fifteen nor more than forty-five days after the date of delivery of the Option Notice.

     3.04. Purchase Price. The aggregate purchase price (the "Purchase Price") for the Assets shall be equal to the sum of (i) $300,000 plus Average Excess Revenue as of the Closing Date. By way of example and not limitation, Schedule
3.4 sets forth an illustration of the Purchase Price.

     3.05. Closing. At Closing, the Clearview Group shall pay to the GG Group the Purchase Price (i) by wire transfer of immediately available federal funds or (ii) only if the stock of


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CCG shall be then listed for trading on a national securities exchange or
NASDAQ, at the option of the GG Group by a convertible promissory note of CCG, in the form attached as Exhibit A to this Agreement, in an amount equal to or less than $50,000, and the remainder by wire transfer of immediately available federal funds. At the Closing, the Clearview Group shall receive a credit on account of the Purchase Price for the Initial Option Payment. The GG Group acknowledges that CCG shall have no obligation to file any registration statement with the Securities and Exchange Commission or any similar state or federal agency or to cause its stock to be listed for trading on any national securities exchange or NASDAQ.

     3.06. Taxes. All sales and transfer taxes relating to the transactions contemplated by this Agreement will be borne by the Clearview Group; provided however, that any Real Property Transfer Gains Tax (pursuant to Article 31-B of the New York Tax Code) (the "Real Property Gains Tax") will be paid and borne by the GG Group. The Purchase Price shall be allocated as set forth on Schedule 3.6.

                                   ARTICLE IV.
                         REPRESENTATIONS AND WARRANTIES
                                 OF THE GG GROUP

     As an inducement to the Clearview Group to enter into this Agreement and consummate the transactions contemplated hereby, the GG Group represents and warrants to the Clearview Group as follows:

     4.01. Organization. The GG Group is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the corporate power and authority to own or lease its properties, carry on its business as now conducted, enter into and perform its obligations under this Agreement.

     4.02. Authorization; Enforceability. This Agreement has been duly executed and delivered by and constitutes the legal, valid and binding obligations of the GG Group, enforceable against it in accordance with its terms. All actions contemplated by this Section have been duly and validly authorized by all necessary proceedings by the GG Group.

     4.03. No Violation of Laws or Agreements; Consents. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated in this Agreement nor the compliance with or fulfillment of its terms, conditions or provisions by the GG Group will: (i) contravene any provision of the governing documents of the GG Group, (ii) conflict with,


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result in a breach of, constitute a default or an event of default (or an event that might, with the passage of time or the giving of notice or both, constitute a default or event of default) under any of the terms of, result in the termination of, result in the loss of any right under, or give to any other person the right to cause such a termination of or loss under, any Asset or any other contract, agreement or instrument to which the GG Group is a party or by which any of its assets may be bound or affected, (iii) result in the maturation or acceleration of any liability or obligation of the GG Group (or give to any other person the right to cause such a creation, maturation or acceleration),
(iv) violate any judgment or order of any governmental body to which the GG Group is subject or by which any of the Assets or any of its other assets may be bound or affected, or (v) result in the creation or imposition of any encumbrance upon any of the Assets or give to any other Person any interest or right therein. Except for the consents of the Landlords under the Leases, no consent, approval or authorization of, or registration or filing with, any person is required in connection with the execution and delivery by the GG Group of this Agreement or the consummation by the GG Group of the transactions contemplated by this Agreement.

     4.04. Financial Information. The books of account and related records of the GG Group reflect accurately the assets and liabilities of the GG Group. The representations and warranties contained in the previous sentence shall survive only until the end of the First Contract Year.

     4.05. Undisclosed Liabilities. The GG Group, to its knowledge, has no debt, obligation or liability, absolute, fixed, contingent or otherwise, of any nature whatsoever, whether due or to become due, including any unasserted claim, whether incurred directly or by any predecessor thereto, and whether arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition that would have a material effect on Clearview's operation of the Theaters, except those which have been disclosed in writing to the Clearview Group. The representations and warranties contained in this Section shall survive only until the end of the First Contract Year.

     4.06. Taxes. Except as set forth on Schedule 4.6, the GG Group has filed or caused to be filed on a timely basis, or will file or cause to be filed on a timely basis, all Tax Returns that are required to be filed by it prior to or on the Closing Date, pursuant to the Law of each governmental authority with taxing power over it. All such Tax Returns were or will be, as the case may be, correct and complete. The GG Group has paid all Taxes that have become due as shown on such Tax Returns or pursuant to


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any assessment received as an adjustment to such Tax Returns. The GG Group has withheld and paid all Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. There is no pending, or, to the knowledge of the GG Group, threatened or anticipated, assessment of any additional Tax against any member of the affiliated group of corporations which the GG Group is or was a part for any taxable period during which the GG Group or any predecessor company was a member of such group. "Tax" means any domestic or foreign, federal, state, county, local or foreign tax, levy, impost or other charge of any kind whatsoever, including any interest or penalty thereon or addition thereto, whether disputed or not. "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

     4.07. Condition of Assets; Business. The GG Group is engaged in the business (the "Business") of the operation of a movie theater (the "Theater") at the location set forth in the Lease and no other business. As of the date of this Agreement, the Assets are in operating condition and repair and are suitable for the purposes for which they are used in the Business. The representations and warranties contained in the previous sentence shall survive only for the ninety day period immediately following the date of this Agreement.

     4.08. Title to Assets; No Liens. Subject to any liens or encumbrances placed or caused to be placed upon the Assets by the lessors or rights of the lessor under the Herricks Lease, the GG Group has good and marketable title to all of the Assets, and none of the Assets is subject to any lien, encumbrance or impairment, except as has been disclosed in writing to the Clearview Group.

     4.09. No Pending Litigation or Proceedings. Except as set forth in Schedule 4.9, no action, suit, investigation, claim or proceeding of any nature or kind whatsoever, whether civil, criminal or administrative, by or before any governmental body or arbitrator ("Litigation") is pending or, to the knowledge of the GG Group, threatened against or affecting the GG Group, the Business, any of the Assets, or any of the transactions contemplated by this Agreement, and to the knowledge of the GG Group there is no basis for any Litigation. The GG Group does not have pending any Litigation against any third party.

     4.10. Contracts; Compliance. The GG Group has provided the Clearview Group with a copy of (i) the Lease (as defined below), (ii) the agreement between the GG Group and IATSE, local number 640 (each of the foregoing documents referred to herein as a


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"Contract" and together, the "Contracts"). The GG Group is not a party to any other contract, loan agreement, lease, indenture, mortgage, instrument, commitment or other agreement, arrangement or understanding, whether written or oral that would have a material adverse effect on the operation of the Theaters. To the knowledge of the GG Group, each Contract is a legal, valid and binding obligation of the GG Group and is in full force and effect. The GG Group and each other party to each Contract has performed all obligations required to be performed by it thereunder and is not in breach or default, and is not alleged to be in breach or default, in any respect thereunder, and no event has occurred and no condition or state of facts exists (or would exist upon the giving of notice or the lapse of time or both) that would become or cause a breach, default or event of default thereunder, would give to any Person the right to cause such a termination or would cause an acceleration of any obligation thereunder. The GG Group is not currently renegotiating any Contract nor has it received any notice of non-renewal or price increase or sales or production allocation with respect to any Contract. The representations and warranties contained in this Section shall survive only until the end of the First Contract Year.

     4.11. Permits; Compliance With Law. Schedule 4.11 sets forth each permit, certificate, license, franchise, privilege, approval, registration and authorization held by the GG Group (each, a "Permit" and collectively, "Permits"). To its knowledge, each Permit is valid, subsisting and in full force and effect. To its knowledge, the GG Group is in compliance with and has fulfilled and performed its obligations under each Permit, and no event or condition or state of facts exists (or would exist upon the giving of notice or lapse of time or both) that could constitute a breach or default under any Permit. To its knowledge, the GG Group has not been nor is currently in violation of any Law and has received no notice of any violation of Law, and no event has occurred or condition or state of facts exists that could give rise to any such violation. The GG Group has not received any notice of non-renewal of any Permit. The representations and warranties contained in this Section shall survive only until the end of the First Contract Year.

     4.12. Real Property. The GG Group does not own any real property. The GG Group holds a leasehold interest in the real property upon which the Theater is located (the "Real Property") pursuant to that certain lease (the "Lease") between Purmil Company and Cinema Herricks, Inc., dated January 1, 1994. The GG Group has the right to quiet enjoyment of the Real Property for the full term of the Leases in accordance with the terms of the Lease. To its knowledge, the use and operation of the Real Property conforms to all applicable building, zoning, safety and


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subdivision Laws, environmental Laws and other Laws, and all restrictive covenants and restrictions and conditions affecting title. The GG Group has not received any written or oral notice of assessments for public improvements or condemnation against the Real Property. The representations and warranties contained in this Section shall survive only until the end of the First Contract Year.

     4.13. Bank Debt. As of the date of this Agreement, Carmi Djiji, or an affiliate which is not the GG Group, is indebted in the principal amount of not less than $150,000 to commercial lending institutions, representing funds borrowed and used in connection with the operation of the Theater.

     4.14. Customer Relations. To the GG Group's knowledge, there exists no condition or state of facts or circumstances involving the GG Group's customers, suppliers, distributors or representatives that the GG Group can reasonably foresee could adversely affect the Business now or in the future. The representations and warranties contained in this Section shall survive only until the end of the First Contract Year.

     4.15. Finders' Fees. Neither the GG Group nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby.

                                   ARTICLE V.
              REPRESENTATIONS AND WARRANTIES OF THE Clearview GROUP

     As an inducement to the GG Group to enter into this Agreement and consummate the transactions contemplated hereby, the Clearview Group represents and warrants to the GG Group as follows:

     5.01. Organization. Each of the Clearview Group is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the corporate power and authority to own or lease its properties, carry on its business, enter into this Agreement and to perform its obligations under this Agreement.

     5.02. Authorization; Enforceability. This Agreement has been duly executed and delivered by and constitutes the legal, valid and binding obligations of the Clearview Group, enforceable against it in accordance with its terms. All actions contemplated by this Agreement have been duly and validly authorized by all necessary proceedings by the Clearview Group.


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     5.03. No Violation of Laws; Consents. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated in this Agreement nor the compliance with or fulfillment of its terms, conditions or provisions by the Clearview Group will: (i) contravene any provision of the governing documents of the Clearview Group, (ii) conflict with, result in a breach of, constitute a default or an event of default (or an event that might, with the passage of time or the giving of notice or both, constitute a default or event of default) under any of the terms of, result in the termination of, result in the loss of any right under, or give to any other person the right to cause such a termination of or loss under, any Asset or any other contract, agreement or instrument to which the Clearview Group is a party or by which any of its assets may be bound or affected, (iii) result in the maturation or acceleration of any liability or obligation of the Clearview Group (or give to any other person the right to cause such a creation, maturation or acceleration), (iv) violate any judgment or order of any governmental body to which the Clearview Group is subject or by which any of the Assets or any of its other assets may be bound or affected, or (v) prior to the Closing, result in the creation or imposition of any encumbrance upon any of the Assets or give to any other Person any interest or right therein. No consent, approval or authorization of, or registration or filing with, any person is required in connection with the execution and delivery by the Clearview Group of this Agreement or the consummation by the Clearview Group of the transactions contemplated by this Agreement.

     5.04. No Pending Litigation or Proceedings. Except as set forth in Schedule 5.4, no action, suit, investigation, claim or proceeding of any nature or kind whatsoever, whether civil, criminal or administrative, by or before any governmental body or arbitrator ("Litigation") is pending or, to the knowledge of the Clearview Group, threatened against or affecting the Clearview Group, the Business, any of the Assets, or any of the transactions contemplated by this Agreement, and to the knowledge of the Clearview Group there is no basis for any Litigation. The Clearview Group does not have pending any Litigation against any third party.

     5.05. Finders' Fees. Neither the Clearview Group nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby. Any claim for any brokerage fee, commission or finders' fee claimed by Brett Marks shall be paid by the Clearview Group.


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     5.06. Financial Statement. The Clearview Group has previously provided to the GG Group the audited consolidated and consolidating balance sheets, income statements, and statements of cash flows for CCG at December 31, 1994 and for the year then ended (the "Financial Statements"). The Financial Statements (i) are accurate, correct and complete in accordance with the books of account and records of CCG, (ii) have been prepared in accordance with GAAP on a consistent basis throughout the indicated period, (iii) fairly present the consolidated financial condition, assets, and liabilities and results of operation of CCG at the dates and for the period indicated in accordance with Accounting Principles. As of the date of this Agreement, there has been no material adverse change in the financial condition, business or prospects of CCG.

     5.07. Undisclosed Liabilities. The Clearview Group, to its knowledge, has no debt, obligation or liability, absolute, fixed, contingent or otherwise, of any nature whatsoever, whether due or to become due, including any unasserted claim, whether incurred directly or by any predecessor thereto, and whether arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition that would have a material effect on GG Group's operation of the Theaters, except those which have been disclosed in writing to the GG Group. the representations and warranties contained in this Section shall survive only until the end of the First Contract Year.

     5.08. Taxes. The Clearview Group has filed or caused to be filed on a timely basis, or will file or cause to be filed on a timely basis, all Tax Returns that are required to be filed by it prior to or on the Closing Date, pursuant to the Law of each governmental authority with taxing power over it. All such Tax Returns were or will be, as the case may be, correct and complete. The Clearview Group has paid all Taxes that have become due as shown on such Tax Returns or pursuant to any assessment received as an adjustment to such Tax Returns. The Clearview Group has withheld and paid all Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. There is no pending, or, to the knowledge of the Clearview Group, threatened or anticipated, assessment of any additional Tax against any member of the affiliated group of corporations which the Clearview Group is or was a part for any taxable period during which the Clearview Group or any predecessor company was a member of such group. "Tax" means any domestic or foreign, federal, state, county, local or foreign tax, levy, impost or other charge of any kind whatsoever, including any interest or penalty thereon or addition thereto, whether disputed or not. "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

                                   ARTICLE VI.
                                CERTAIN COVENANTS

     6.01. Exclusivity. The GG Group shall not sell or transfer the Assets or the Business or engage in any negotiations regarding the sale of the Assets or the Business to or with any person other than the Clearview Group. Any issuance by the GG Group of or sale or transfer by any person of shares of capital stock of any or all of the GG Group shall be caused or permitted by the GG Group only
(A) (i) upon written notice to the Clearview Group not fewer than ten business days prior to such issuance, sale or transfer setting forth the name of the recipient of such shares (the "Recipient") or (ii) pursuant to transfer upon the demise of Carmi Djiji and (B) upon written agreement by the Recipient that each of the GG Group is bound by the terms of this Agreement.

     6.02. Conduct of Business Pending Closing. The GG Group shall permit the Clearview Group to manage the Theater in accordance with the provisions of
Article I. The GG Group shall not, without the prior written consent of the Clearview Group, (a) engage in any business or enter into any contract or commitment; (b) cause or permit any Contract to be amended, supplemented or modified in any way; (c) take any action that is reasonably likely to result in the occurrence of a breach of this Agreement; or (d) take any action or omit to take any action that will cause a breach or termination of any Contract.

     6.03. Liens, Encumbrances. Prior to the Closing, neither the Clearview Group nor the GG Group shall pledge or encumber any of the Assets.

     6.04. Mechanics Liens. The Clearview Group shall use its best efforts to defend any mechanics liens filed against the Theaters or the Assets. In the event that mechanics liens remain filed against the Theaters or any of the Assets at the expiration or termination for any reason of this Agreement, the Clearview Group shall retain liability for the payment of the claims supporting such liens; provided however, that in connection with such liability, the Clearview Group shall retain all rights to litigate such claims and shall have no obligation to pay any such claim until the entry by a court of competent jurisdiction of a final non-appealable order in favor of claimant and against the Clearview Group, provided however, that to the extent that the exercise of any right of Clearview under this Section shall be a violation of the Lease, Clearview shall first obtain permission of the landlord under the Lease before exercising its rights under this Section.

     6.05. Indemnification. The GG Group shall indemnify, defend, save and hold harmless the Clearview Group from and against any and all Damages incurred by any or all of the Clearview Group in connection with or in any way related to
(a) the tax liabilities of the GG Group set forth in Schedule 4.6 and (b) any contractual obligation of the GG Group to any third party. For the purpose of this section "Damages" shall include all demands, claims, causes of action, losses, costs, damages, expenses and other liabilities (including court costs, interest, penalties and reasonable attorneys' fees) incurred by any or all of the Clearview Group. In addition to and not in lieu of other remedies, the Clearview Group shall be entitled to enforce this Section by setting-off any amounts owed to that party against amounts owed by that party to the other party.

     6.06. Publicity. The GG Group and the Clearview Group shall not issue any press release or otherwise make any announcements to the public or the employees of the GG Group with respect to this Agreement without the prior written consent of the other, except as required by Law.

     6.07. Fulfillment of Agreements. each party hereto shall use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

     6.08. The GG Group Assistance. The GG Group shall cooperate with and assist the Clearview Group and its authorized representatives in order to provide, to the extent reasonably requested by the Clearview Group, an efficient transfer of control of the Assets and to avoid any undue interruption in the activities and operations of the Business following the Effective Date of this Agreement, including but not limited to providing the Clearview Group with all information requested in Schedule 6.8 within seven business days after the execution of this Agreement.

     6.09. Non-Competition. For a period of ten years after the Closing under this Agreement, neither Carmi Djiji nor any of the GG Group shall on his or its own behalf or as a partner, officer, executive, a manager, employee, director, consultant, shareholder (other than as owner of less than five (5%) percent of the issued and outstanding stock of a publicly owned corporation whose securities are traded on a nationally recognized stock exchange or quoted on NASDAQ), directly or indirectly, engage in any business which is, or be employed by any person or entity whose business is substantially the same as, or materially competitive with the business of the theater within a five mile radius of the Theater.

                                  ARTICLE VII.
                           DELIVERIES AND PROCEEDINGS

     7.01. Deliveries and Proceedings Simultaneous with Execution of this Agreement.

            (a) Deliveries by the GG Group to the Clearview Group. The GG Group shall deliver or cause to be delivered to the Clearview Group simultaneously with the execution of this Agreement:

            (i) Incumbency and specimen signature certificates dated the Closing Date, signed by the officers of the GG Group and certified by the Secretary of the GG Group;

            (ii) Certificates of the Secretary of the GG Group setting forth all resolutions of the Boards of Directors of the GG Group and the stockholders of the GG Group authorizing the execution and delivery of this Agreement and the performance by the GG Group of the transactions contemplated hereby; and

            (iii) A certificate of an officer of each GG Group certifying that Carmi Djiji is the sole stockholder of the GG Group and certifying to his knowledge that all representations made in this Agreement (subject to any limitations expressly set forth in each representation) are accurate as of the date of this agreement.

            (b) Deliveries by the Clearview Group to the GG Group. The Clearview Group shall deliver or cause to be delivered to the GG Group simultaneously with the execution of this Agreement:

            (i) Incumbency and specimen signature certificates signed by the officers of the Clearview Group and certified by the Secretary of the Clearview Group;

            (ii) A Certificate of the Secretary of the Clearview Group setting forth all resolutions of the Board of Directors of the Clearview Group authorizing the execution and delivery of this Agreement and the performance by the Clearview Group of the transactions contemplated hereby, certified by the respective Secretaries of the Clearview Group; and

            (iii) A certificate of A. Dale Mayo as an officer of each of the Clearview Group certifying to his knowledge that all representations made in this Agreement are accurate as of the date of this Agreement.

            (c) Deliveries by the GG Group to the Escrow Agent. The GG Group shall deliver or cause to be delivered to the Escrow Agent simultaneously with the execution of this Agreement:

            (i) An assignment of the Herricks Lease duly executed by the GG Group in the form attached hereto as Exhibit
C; and

            (ii) A General warranty bill of sale and instrument of assignment of the Assets, duly executed by the GG Group, in the form attached hereto as Exhibit D.

            (d) Deliveries by the Clearview Group to the Escrow Agent. The Clearview Group shall deliver or cause to be delivered to the Escrow Agent simultaneously with the execution of this Agreement:

            (i) The Escrowed Funds as provided in Article VIII of this Agreement; and

            (ii) an assignment of all rights of the Clearview Group to the Assets, including the Leases, under this Agreement, duly executed in the form attached hereto as Exhibit E.

     7.02.  Deliveries and Proceedings at Closing.

            (a) Deliveries by the Escrow Agent. The Escrow Agent shall deliver or cause to be delivered to the Clearview Group at the Closing those documents previously delivered to the Escrow Agent by the GG Group in accordance with
Section 7.01 above.

            (b) Deliveries by the GG Group. The GG Group shall deliver to the Clearview Group at the Closing:

            (i) Certificates of the Secretary of the GG Group certifying that the resolutions delivered pursuant to Section 7.1(a)(iii) have not been amended or superseded and remain in full force and effect;

            (ii) A certificate of the President of the GG Group certifying that, to his knowledge, all representation and warranties made by the GG Group in this Agreement, except those that shall have expired pursuant to the explicit provisions of this Agreement, are true and correct as of the Closing Date; and

            (iii) evidence of the determination by the appropriate taxing authority of the amounts of the Real Property

Gains Tax required to be paid by the GG Group upon consummation of this Agreement and a check or checks made payable to the appropriate taxing authority in such amounts; provided, however, that if the GG Group shall not deliver any or all of such evidence and checks, the Clearview Group shall deduct from the Purchase Price an amount sufficient in the reasonable discretion of the Clearview Group to pay such tax, which deduction may be used to pay such tax.

            (c) Deliveries by the Clearview Group. The Clearview Group shall deliver or cause to be delivered to the GG Group at the Closing:

            (i) (a) A wire transfer of immediately available federal funds in accordance with Section 2.05 pursuant to complete wire transfer instructions delivered by the GG Group to the Clearview Group in writing at least two business days prior to Closing and (b) only if the stock of CCG shall be then listed for trading on a national securities exchange, including NASDAQ, and if so elected by the GG Group, a promissory note in an amount requested by the GG Group equal to or less than $50,000;

            (ii) A certificate of the Secretary of the Clearview Group certifying that the resolution delivered pursuant to Section 7.01(b)(ii) have not been amended or superseded and remain in full force and effect; and

            (iii) A check made payable to the appropriate taxing authority in the amount of all sales tax required to be paid by the Clearview Group pursuant to Section 2.06.

                                  ARTICLE VIII.
                          ESCROWED FUNDS AND DOCUMENTS

     8.01. Escrowed Funds. Simultaneously with the execution by the parties of this Agreement, pursuant to an Escrow Agreement in the form of Exhibit F hereto, the Clearview Group shall cause to be deposited with an escrow agent (the "Escrow Agent") acceptable to the Clearview Group and the GG Group, $60,000 in bank certificates of deposit (the "Escrowed Funds"). The Clearview Group shall replenish within thirty days any reduction in the Escrow Funds below $60,000.

      8.02. Escrow of Documents. Simultaneously with the execution by the parties of this Agreement, the parties shall cause to be delivered to the Escrow Agent those documents (the "Escrowed Documents") set forth in Section 8.01.

     8.03. Rights to Escrowed Funds. During the term of this Agreement, the Escrowed Funds shall be held for the benefit of the GG Group pursuant to the terms of this Agreement, and shall not be subject to the rights of any trustee, creditor, or other person in any bankruptcy, reorganization, insolvency or receivership proceeding.

     8.04. Use of Escrow Funds. The Clearview Group has deposited with the Escrow Agent the Escrowed Funds for the faithful performance and observance by the Clearview Group of the terms, provisions, and conditions of this Agreement, to be distributed to or for the benefit of the GG Group upon the terms and subject to the conditions set forth in this Agreement. The Clearview Group covenants that it will not assign or encumber or attempt to assign or encumber the Escrowed Funds and that neither the Escrow Agent nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

                                   ARTICLE IX.
                                     DEFAULT

     9.01. Events of Default. The following events shall constitute an Event of
Default:

            (a) Failure by the Clearview Group to pay when due any Option
Payment;

            (b) Failure by the Clearview Group or the GG Group to comply with any term or condition of the agreement or breach of any representation or warranty;

            (c) Failure by the Clearview Group to pay any payment when due under any Lease;

            (d) If the landlord under the Lease shall deliver written notice (the "Landlord Termination Notice") to the Clearview Group stating that the Lease is in default and setting forth a date (the "Termination Date") by which such default must be cured or the Lease shall be terminated, failure by the Clearview Group to cure such default prior to five business days prior to the Termination Date;

            (e) Filing of any bankruptcy petition or other insolvency proceeding by or against the Clearview Group under any federal or state law;

            (f) Failure by the Clearview Group to vacate within sixty days of the filing thereof any execution or attachment

(excluding mechanics liens) filed against the Theater or any of the Assets on account of any obligation or because of the taking or the omission of any action by the Clearview Group;

            (g) Failure by the GG Group to vacate within sixty days of the filing thereof any execution or attachment filed against the Theater or any of the Assets on account of any obligation or because of the taking or the omission of any action by the GG Group;

            (h) Failure by the Clearview Group to repair any damage or destruction to the Theater in an amount in excess of $50,000 as soon as is practicable in the reasonable discretion of the Clearview Group; or

            (i) Failure by the Clearview Group to replenish the Escrow Account within thirty days of a payment from such account pursuant to Section 9.2(a).

     9.02.  Rights and Remedies Upon Default.

            (a) Use of Escrowed Funds. Upon the occurrence of an Event of Default that can be cured by the payment of money in an amount equal to or less than the current outstanding balance of the Escrowed Funds, the GG Group may send a notice of default (the "Notice of DeFault") simultaneously to the Escrow Agent and to Clearview, setting forth with particularity the nature of the default and attaching to the Notice of Default the bill, invoice or other evidence of the unpaid obligation (the "Obligation") giving rise to the default. If the Clearview Group shall not (i) have paid the Obligation and provided proof of such payment to the Escrow Agent or (ii) delivered to the Escrow Agent written notice of dispute of the amount (the "Dispute Notice") of the Obligation together with proof of payment of the undisputed amount, if any, of the Obligation, within the ten business days immediately following the delivery to the Clearview Group of the Notice of Default, the Escrow Agent shall pay from the Escrowed Funds the Obligation directly to the obligee or to the GG Group if the Obligation is owed directly to the GG Group. If the Clearview Group shall have delivered the Dispute Notice to the Escrow Agent, and the dispute shall concern an Option Payment, the Clearview Group and the GG Group shall resolve the dispute pursuant to the provisions of Section 1.3(e). If the Clearview Group shall not have delivered proof of payment of the amount of the Option Payment as set forth in the Resolution Notice as defined in Section 1.3(e) within ten business days following the delivery to the Clearview Group of the Resolution Notice, the Escrow Agent shall pay such amount directly to the GG Group from the Escrowed Funds.

            (b)  Termination by the GG Group.

            (i) Notice of Termination; Right to Cure or Exercise Option. Except as provided in Section 9.2(b)(ii), upon the occurrence of an Event of Default by the Clearview Group which cannot be cured by the payment of money in an amount equal to or less than the current outstanding balance of the Escrowed Funds, the GG Group may deliver to the Clearview Group a Notice of Default setting forth the nature of the default with particularity. If (a) the Clearview Group shall not have substantially cured such default within the thirty-day period following the delivery of the Notice of Default (or such lesser period of time as provided under notice the lessor under the Lease) or (b) the Clearview Group shall have disputed the payment of any Obligation under Section 9.2(a), the GG Group may deliver to the Clearview Group a Notice of Termination. Within the ten business day period (the "Exercise Period") immediately following the delivery of the Notice of Termination, the Clearview Group may either cure the default or exercise the Option by delivering the Option Notice to the GG Group. If the Default is not cured, the Escrow Agent shall retain so much of the Escrowed Funds as would be necessary to cure the Default, which shall be released to the GG Group if a judgment is entered against the GG Group in connection with such Default.

            (ii) Closing; Adjustment of Purchase Price. If the Clearview Group shall have delivered the Option Notice in accordance with this Section 9.2, the Closing shall take place within the sixty day period immediately following the delivery of the Option Notice; provided, however, that if the Clearview Group shall have received a Landlord Notice of Default from the lessor under the Lease, the Closing shall take place on a date not fewer than five days prior to the date by which the Landlord Notice of Default requires the default alleged therein to be cured. Upon exercise of the Option pursuant to this Article, the Purchase Price shall be adjusted to include, to the extent not already included in the Purchase Price, the following amounts, discounted to present value as of the Closing Date at a rate of ten percent per annum: (A) if the Option Notice is delivered during the First Contract Year, the Option Payment and all Retention Fees that would have been required through the end of the Second Contract Year and (B) if the Option Notice is delivered in the Second, Third, Fourth, or Fifth Contract Year, all Retention Fees that would have been required through the end of the Contract Year during which the Option Notice was delivered. For the purpose of calculating the adjustments under this Section, all Retention Fees for each Contract Year shall be deemed to be the Estimated all Retention Fees for that Contract Year; provided, however, that if the Option Notice is delivered within the Second Contract Year, all Retention Fees for the Second Contract Year shall be the greater of the Retention Fees for the First Contract Year or $165,000. If the Clearview Group shall exercise the Option pursuant to this Article, the Clearview Group shall pay to the GG Group, to the extent such amount exceeds the amounts already paid to the GG Group pursuant to this Section, an amount equal to the Retention Fees which would have been due to the GG Group if the Option had not been so exercised, based upon the actual performance of the Clearview Group from the date of the Closing until the first time at which the Clearview Group was entitled to exercise its Option under Article One of this Agreement (the "Cut-off Date"), such payment to be made within the thirty-day period immediately following the Cut-off Date.

            (iii) Failure to Cure or Exercise Option. If at the end of the Exercise Period the Clearview Group shall remain in default and shall not have delivered the Option Notice, the GG Group may terminate this Agreement in accordance with Article X. If the Default is not cured, the Escrow Funds may be utilized to the extent available and the Clearview Group shall be responsible for any deficiency.

            (c) Termination by the Clearview Group. Upon the occurrence of an Event of Default by the GG Group, the Clearview Group may deliver to the GG Group a Notice of Default setting forth the nature of the default with particularity. If the GG Group shall not have substantially cured the default within the thirty business day period following the delivery of the Notice of Default, the Clearview Group may terminate this Agreement in accordance with
Article X.

                                   ARTICLE X.
                                   TERMINATION

     10.01. Termination.

            (a) Expiration. This Agreement shall terminate without further action by any party unless the Clearview Group shall have delivered the Option Notice to the GG Group on or before the thirtieth day following the end of the Fifth Contract Year.

            (b) Termination. Except as provided in Section 9.2(b), this Agreement may be terminated by notice given by the following parties at the following times, such termination to be effective on the fifth business day following the delivery of such notice:

            (i) at any time prior to Closing by mutual written consent of the Clearview Group and the GG Group;

            (ii) by the Clearview Group (A) within the sixty day period following the end of the Second Contract Year, if the amount (the "Minimum Revenue") equal to fifty percent of the sum of (1) the Gross Revenue for the Theater for the First Contract Year plus (2) the Gross Revenue for the Theater for the Second Contract Year shall not have been equal to or in excess of $510,000; by way of example and not limitation, if the Gross Revenue for the First Contract Year shall have been $500,000 and the Gross Revenue for the Second Contract Year shall have been $600,000, the Minimum Revenue shall be .5 (500,000 + 600,000) = 550,000; or (B) in accordance with the terms and conditions set forth in Section 9.2(c).

            (iii) by the GG Group (A) if the Minimum revenue shall not have been equal to or in excess of $510,000, the GG Group, within the sixty day period following the Second Contract Year, shall have delivered to the Clearview Group written notice of the GG Group's intention to terminate this Agreement (the "GG Group Notice"), and the Clearview Group shall not have delivered to the GG Group the Option Notice within thirty days of the receipt of the GG Group Notice; or
(B) in accordance with the terms and conditions set forth in Section 9.2(b).

            (c) Inability to Operate. Notwithstanding anything else herein to the contrary, if prior to Closing, the Clearview Group is rendered substantially unable to operate the Business for a period of time equal to or greater than 30 days by any reason beyond the Clearview Group's control and which it cannot reasonably cure, including but not limited to destruction of a substantial portion of the Assets or if the whole or any part of the Real Property shall be acquired or condemned by Eminent Domain for any public or quasi-public use, the Clearview Group at its option, which may be exercised by written notice given to the GG Group within thirty (30) business days after the Clearview Group's receipt of notice of such loss, may terminate this Agreement, effective immediately.

     10.02. Events Upon Termination.

            (a) Release of Premises; Payment. Upon the expiration or termination of this Agreement for any reason, the Clearview Group shall surrender possession of the Theaters to the GG Group; provided, however, that until such surrender the Clearview Group shall continue to pay to the GG Group for each month or fraction thereof an amount equal to the monthly Option Payments (or fraction thereof) last payable under this Agreement; provided, however, any obligations which become due and owing after the possession shall be surrendered but which comprise costs and expenses incurred and attributable before such date, such as rent, electricity, gas, water, sewer, telephone, property taxes, employee salary and benefits and similar items, shall be prorated between the Clearview Group and the GG Group as of the date of surrender.

            (b) Escrowed Funds. Upon the termination of this Agreement, the Escrowed Funds and Escrowed Documents shall be pre-paid insurance premiums, concession inventories, theater supplies from the Escrow Funds distributed as follows:

            (i) if the Agreement shall be terminated by GG pursuant to Section 10.1(b)(iii)(B), the Escrow Agent shall pay from the Escrow Funds (A) directly to the landlord, under the Lease, all rent due and owing to the landlord (a "Rental Payment Amount") on the date of the delivery of the Notice of Termination and shall continue to pay such rent as subsequently becomes due for the theater until the earlier of (1) the date on which the GG Group shall first charge admission for entrance to the Theater or (2) the end of the six month period immediately following the delivery of the Notice of Termination and (B) directly to the GG Group all Retention Fees which would have been due and payable to the GG Group through the end of the Contract Year during which the Notice of Termination was delivered to the Clearview Group together with interest at twelve percent per annum on such amount calculated from the date of delivery of the Notice of Termination through the date on which such payment is made by the Escrow Agent to the GG Group (the "Retention Fee Amount") and shall release the Escrowed Documents to the GG Group. Not less than twenty-four hours after the first date upon which the GG Group shall first charge admission for entrance to the Theater, the GG Group shall notify the Escrow Agent in writing of such occurrence (each an "Operation Notice"). If the GG Group shall fail to so notify the Escrow Agent, the Clearview Group may deliver such notice to the Escrow Agent.

            (ii) if the Agreement shall expire or shall be terminated for any reason other than the termination of the Agreement by the GG Group pursuant to
Section 10.1(b)(iii)(B), the Escrow Agent shall immediately release the Escrowed Funds and the Escrowed Documents (other than Exhibit E) signed by the Clearview Group to the Clearview Group; provided, however, that if the Agreement shall expire or be terminated for a reason other than default by the GG Group, the Escrow Agent shall release to the GG Group the amount of the Escrow Funds equal to the amounts owed by the Clearview Group to the GG Group and to the lessors under the Leases, including amounts due to the GG Group and to the lessors until the Clearview Group shall have delivered possession of the Theaters to the GG Group.

                                   ARTICLE XI.
                               DISPUTE RESOLUTION

     11.01. Dispute Resolution. The calculation of Excess Revenue and Gross Revenue shall be made by the Clearview Group, as reflected in the Financial Statements periodically provided by the Clearview Group to the GG Group pursuant to Section 1.6. Any disagreement concerning the calculation of the amount of the Excess Revenue or of the Gross Revenue or the calculation of any Retention Fee or the Purchase Price for a particular Contract Year shall be delivered to the Clearview Group by the GG Group in writing (the "Dispute Notice") within sixty days following the end of such Contract Year or, if the Option shall have been exercised, within thirty days following the delivery of the Option Notice, provided that the most recent financial statement pursuant to Section 1.6 shall have been timely delivered. If the Clearview Group and the GG Group do not resolve such dispute within thirty days after the delivery of such notice, the Clearview Group and the GG Group shall engage to resolve such dispute at the New York office of the accounting firm of KPMG Peat Marwick, if such firm shall not have represented any of the Clearview Group or its affiliates within the three-year period ending on the day the Dispute Notice is delivered to the Clearview Group, and otherwise the New York office of the accounting firm of Arthur Andersen, or if neither such firm accepts such engagement, an accounting firm designated by the New York office of the American Arbitration Association. The management agreement with such accounting firm shall require the accounting firm to make their determination with respect to the items in dispute within ninety days. The Clearview Group and the GG Group shall each pay one-half of the costs of the fees and expenses of such accounting firm. The resolution by such accounting firm of such dispute shall be final, binding and conclusive upon the parties and shall be the parties' sole and exclusive remedy regarding any dispute concerning the amount of the Excess Revenue or Gross Revenue. During the period of dispute, the Clearview Group shall continue to pay to the GG Group all amounts owed to the GG Group that are undisputed. Upon resolution of the dispute, the accounting firm shall deliver to each of the GG Group and the Clearview Group a written resolution of the dispute (the "Resolution Notice").

                                  ARTICLE XII.
                                  MISCELLANEOUS

     12.01. Nature of Relationship. It is not the intention of the parties to this Agreement and nothing provided in this Agreement shall be deemed to create a joint venture or partnership between the Clearview Group and the GG Group. It is further intended that this Agreement does not constitute an assignment or sublease of the GG Group's rights under the Lease prior to exercise of the Option and payment of the Purchase Price by the Clearview Group. Neither party shall have the authority to enter into any contract or commitment in the name and on behalf of the other party.

     12.02. Costs and Expenses. The Clearview Group and the GG Group shall each pay its respective expenses in connection with this Agreement and the transactions contemplated in this Agreement.

     12.03. Specific Performance. The GG Group acknowledges that damages at law would be an inadequate remedy for (i) violation of any provision relating to the exercise of the Option by the Clearview Group and (ii) breach by the GG Group of
Section 6.9. Accordingly, in the event of (i) the violation of any provision of this Agreement relating to the exercise of the Option by the Clearview Group or
(ii) breach by the GG Group of Section 6.9, the Clearview Group, in addition to and not in lieu of other remedies, shall be entitled to compel specific performance by the GG Group of its obligations under this Agreement.

     12.04. Further Assurances. The GG Group shall, at any time and from time to time on and after the Closing Date, upon request by the Clearview Group and without further consideration, take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, documents, transfers, conveyances and assurances as may be required for the better conveying, transferring, assigning, delivering, assuring and confirming the Assets to the Clearview Group.

     12.05. Notices.

            (a) Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made i. the second business day after the date of mailing, if delivered by registered or certified mail, postage prepaid, ii. upon delivery, if sent by hand delivery, iii. upon delivery, if sent by prepaid courier, with a record of receipt, or iv. the next day after the date of dispatch, if sent by cable, telegram, facsimile or telecopy: to the parties at the following addresses:

                 if to the Clearview Group, to:

                       Clearview Cinema Group, Inc.
                       7 Waverly Place
                       Madison, NJ 07940
                       Telecopy: (201) 377-4303

                       with a required copy to:

                       Warren H. Colodner, Esquire
                       Kirkpatrick & Lockhart LLP
                       1251 Avenue of the Americas
                       New York, New York  10020
                       Telecopy:  (212) 536-3901

                 if to the GG Group, to:

                       Carmi Djiji
                       30 Wren Drive
                       Roslyn, New York 11576
                       Telecopy: (516) 626-3302

                       with a required copy to:

                       Hollenberg, Levin, Solomon, Ross
                         and Belsky, LLP
                       585 Stewart Avenue
                       Garden City, NY 11530
                       Telecopy: (516) 745-6642

            (b) Simultaneous Transmission; Change of Address. All notices or other communications given or made pursuant to Section 12.5(a)(i) shall be simultaneously sent by facsimile and all notices or other communications given or made pursuant to Section 12.5(a)(iv) shall be simultaneously sent by registered or certified mail, postage prepaid, return receipt request). Any party hereto may change the address to which notice to it, or copies thereof, shall be addressed by giving notice thereof to the other parties hereto in conformity with the foregoing.

     12.06. Assignment; Governing Law. This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and the rights, interests and obligations hereunder may not be assigned by any party hereto and the Leases may not be sublet by the Clearview Group without the prior written consent of the other parties hereto, except that the Clearview Group may make such assignments or sublet to any Affiliate of the Clearview Group provided that the Clearview Group remains liable under this Agreement and the Clearview Group obtains such consent, if any, that is required to be obtained by any CCGS under the Lease and the GG Group may make such assignments to any affiliate of the GG Group provided that the GG Group remains liable hereunder. This Agreement shall be governed by and construed in accordance with the laws of New York without regard to its conflict of law doctrines.

     12.07. Amendment and Waiver. To be effective, any amendment or waiver under this Agreement must be in writing and be signed by the party against whom enforcement of the same is sought. Neither the failure of any party hereto to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by any other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof, shall constitute a waiver by such party of its right to exercise any such right, power or remedy or to demand such compliance.

     12.08. Entire Agreement; No Third Party Beneficiaries. This Agreement and the Schedules and Exhibits set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     12.09. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of Law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     12.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              Cinema Herricks, Inc.


                              By:_____________________________
                                 Title:_______________________


                              CCC Herricks Cinema Corp.


                              By:_____________________________
                                 Title:_______________________


                              Clearview Cinema Group


                              By:_____________________________
                                 Title:_______________________



         [Schedules and Exhibits are not included herewith, but will be provided by the Company upon request.]